Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), is entered into as of March 12, 2007, by and among NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association duly organized and existing under the laws of the District of Columbia (the "Company"), U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as successor trustee (the "Successor Trustee"), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America and ultimate successor in interest to Bank One Trust Company, N.A., as resigning trustee (the "Resigning Trustee").

W I T N E S S E T H:
WHEREAS, the Company and the Resigning Trustee are parties to a certain Indenture, dated as of May 15, 2000 (the "Indenture"), relating to the issuance from time to time by the Company of its unsecured variable denomination floating rate demand notes (the "Securities") on terms to be specified at the time of issuance;

WHEREAS, Section 6.09 of the Indenture provides that the Resigning Trustee may resign at any time by giving written notice of such resignation to the Company and that the Company may appoint a successor trustee upon the resignation or removal of the Resigning Trustee;

          WHEREAS, Section 8.01 of the Indenture provides that the Company and the Trustee may from time to time without the consent of any Holder enter into one or more supplemental indentures to the Indenture to evidence and provide for the acceptance of appointment under the Indenture of a successor trustee with respect to the Securities;

          WHEREAS, the Company previously filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-3 (the "Old Registration Statement") with respect to the sale of up to $300,000,000 of Variable Denomination Floating Rate Demand Notes (the "Old Notes") issued pursuant to the Indenture and offered under the Company's old Daily Liquidity Program as described in the Old Registration Statement (the "Old Program");

          WHEREAS, the Company intends to file with the SEC a Registration Statement on Form S-3 (the "New Registration Statement") with respect to the sale of up to $20,000,000,000 of Variable Denomination Floating Rate Demand Notes issued pursuant to the Indenture and offered under the Company's new Daily Liquidity Program as described in the New Registration Statement (the "New Program"), which New Registration Statement will be automatically effective upon filing;

WHEREAS, in connection with the filing of the New Registration Statement and the creation of the New Program, the Old Program will be terminated and all of the outstanding Old Notes will be redeemed (the date and time of such termination and redemptions, which shall be simultaneous with the commencement of the New Program, the "New Program Effective Time").

          WHEREAS, the Resigning Trustee desires to resign as trustee under the Indenture effective upon the New Program Effective Time, the Company desires to appoint the Successor Trustee, effective as of the New Program Effective Time, as successor trustee under the Indenture and the Successor Trustee desires to accept its appointment as successor trustee under the Indenture;

WHEREAS, the parties hereto deem it advisable to enter into this First Supplemental Indenture for the purpose of appointing the Successor Trustee as a successor trustee; and

          WHEREAS, all conditions and requirements of the Indenture necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders, the Company, the Resigning Trustee, and the Successor Trustee hereby agree as follows:

1. RESIGNATION OF RESIGNING TRUSTEE

           1.1          Pursuant to Section 6.09(2) of the Indenture, the Resigning Trustee hereby resigns as trustee under the Indenture, such resignation to be effective as of the New Program Effective Time. The Company hereby waives the 30-day notice requirement set forth in Section 6.09(2) of the Indenture.

1.2 The Resigning Trustee hereby represents and warrants to the Successor Trustee, as successor trustee, and the Company that:

                               (a)           This First Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Resigning Trustee and constitutes a legal, valid and binding obligation of the Resigning Trustee.

                               (b)           No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or has been waived in a writing delivered to the Resigning Trustee by the Holders pursuant to the Indenture;

(c) There is no action, suit or proceeding pending or, to the best of the knowledge of the Resigning Trustee, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee under the Indenture;

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                               (d)           To the best of the knowledge of the Resigning Trustee, there has occurred no Event of Default or default under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default or default under the Indenture has occurred and is continuing as of the date of this First Supplemental Indenture;

(e) There are no outstanding duties of the Resigning Trustee under the Indenture arising prior to the date of this First Supplemental Indenture which have not been performed;

(f) As of the date of this Supplemental Indenture, the Indenture is in full force and effect and has not been amended or supplemented except as described in the recitals herein;

(g) All items required to be delivered to the trustee under the Indenture have been delivered by the Resigning Trustee to the Successor Trustee.

           1.3          The Resigning Trustee, effective as of the Effective Time, hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture and all the rights, powers, trusts and duties of the Resigning Trustee as trustee under the Indenture and all property held by such Resigning Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may request at the requesting party's expense so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee as trustee under the Indenture.

          1.4          The Resigning Trustee shall deliver to the Successor Trustee, as of or promptly after the date of this Supplemental Indenture hereof, all property held by it as trustee under the Indenture and all documents required to be delivered under the Indenture.

2. ACCEPTANCE OF RESIGNATION AND APPOINTMENT

          2.1          The Company hereby accepts and confirms the resignation and removal of the Resigning Trustee as trustee under the Indenture, such resignation and removal to become effective as of the New Program Effective Time. The Company hereby appoints, effective as of the New Program Effective Time, the Successor Trustee as successor trustee under the Indenture to succeed to the Resigning Trustee, and hereby vests the Successor Trustee with, all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture with like effect as if originally named as trustee under the Indenture. The Company agrees to give the Resigning Trustee and the Successor Trustee at least five New York banking days prior written notice of the occurrence of the New Program Effective Time, specifying an exact date.

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2.2 The Company hereby represents and warrants to the Resigning Trustee and the Successor Trustee that:

(a) The Company is a cooperative association duly and validly organized and existing pursuant to the laws of the District of Columbia.

(b) The Indenture has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

(c) No event has occurred and is continuing which is, or after notice or lapse of time, or both, would become, an Event of Default or default under the Indenture.

                     (d)          There is no action, suit or proceeding pending or, to the Company's best knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by the Company under the Indenture.

(e) This First Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company.

(f) All conditions precedent relating to the appointment of U.S. Bank National Association, as successor trustee under the Indenture have been complied with by the Company.

(g) $194,688,176 aggregate principal amount of Securities are outstanding as of the close of business on the business day immediately prior to the date hereof.

(h) The Security Register maintained by the Company accurately reflect the amount of Securities issued and outstanding under the Indenture.

(i) The Company reaffirms its obligation to indemnify the Resigning Trustee pursuant to the terms of the Indenture.

3. ACCEPTANCE OF APPOINTMENT OF SUCCESSOR TRUSTEE

3.1 The Successor Trustee hereby represents and warrants to the Company that:

                     (a)          The Successor Trustee is a national banking association duly organized and existing under the laws of the United States of America, is authorized to exercise corporate trust powers, and is qualified and eligible under the provisions of the Indenture to act as a successor trustee under the Indenture.

                     (b)          This First Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Successor Trustee, as successor trustee, and constitutes a legal, valid and binding obligation of the Successor Trustee.

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          3.2          The Successor Trustee hereby accepts its appointment as successor trustee under the Indenture and accepts the rights, powers, trusts and duties of the Resigning Trustee as trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as trustee under the Indenture, such appointment to be effective as of the New Program Effective Time.

          3.3          For purposes other than with respect to the Old Program, references in the Indenture to "Corporate Trust Office" or other similar terms shall be deemed to refer to the corporate trust office of the Successor Trustee, as successor trustee, located at 100 Wall Street, 16th Floor, New York, New York 10005, or any other office of the Successor Trustee which the Successor Trustee from time to time shall designate in a written notice to the Company.

          3.4           Effective as of the New Program Effective Time, references in the Indenture to "Bank One Trust Company, N.A." shall be deemed to refer to "U.S. Bank National Association" for purposes other than with respect to the Old Program.

          3.5           On and after the New Program Effective Time, each reference in the Indenture to "this Indenture," "hereunder," "hereof" or words of like import referring to the Indenture, shall mean and be a reference to the Indenture as amended hereby.

          3.6           Pursuant to Section 6.9(6) of the Indenture, the Company shall give or cause to be given notice of the resignation of the Resigning Trustee and the appointment of the Successor Trustee by mailing notice of such event by first-class mail, postage prepaid, to all Holders as their names appear in the Securities Register. Each notice shall include the name of the Successor Trustee and the address of its corporate trust office set forth in Section 3.3 hereof.

4. MISCELLANEOUS

          4.1.          Ratification of Indenture; First Supplemental Indenture as Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this First Supplemental Indenture by the Company, the Resigning Trustee, and the Successor Trustee, this First Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this First Supplemental Indenture (whether or not made), unless the context shall otherwise require.

          4.2.          New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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4.3. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

4.4. Effect of Headings. The Section headings herein have been inserted for convenience only and shall not affect the construction hereof.

          4.5.          Entire Agreement. This First Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

          4.6.          Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or the Indenture, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture or this First Supplemental Indenture.

4.7. Defined Terms. Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

          4.8.          Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision of this First Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the "Act"), as in force at the date of this First Supplemental Indenture is executed, the provision required by the Act shall control.

          4.9.          Severability. In case any one or more of the provisions of this First Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By: /s/ Steven L. Lilly
Name: Steven L. Lilly
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Beverly A. Freeney
Name: Beverly A. Freeney
Title: Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By: /s/ Alma Marcella Burgess
Name: Alma Marcella Burgess
Title: Assistant Treasurer